UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
March 7, 2016

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ESPEY MFG & ELECTRONICS CORP.

(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	001-04383 (Commission File Number)	14-1387171 (IRS Employer Identification No.)

233 Ballston Avenue, Saratoga Springs, New York 12866 (Address of principal executive offices)

(518) 584-4100 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Employment Agreement dated January 6, 2015 between the Company and Patrick Enright, Jr., the Company’s President and Chief Executive Officer, has been amended to set revised terms of the calculation of Mr. Enright’s annual incentive bonus. The amendment is effective for the current fiscal year ending June 30, 2016 and for fiscal years thereafter.

Mr. Enright is entitled to an annual performance-based cash bonus comprised of three elements, with the maximum amount payable not to exceed his annual base salary. The first component is purely discretionary based upon an annual assessment determined by the Board of Directors and may not exceed $100,000. The second component is the increase in combined sales and backlog of the Company as compared to the average of sales and backlog, at fiscal year end, for the prior three years, multiplied by 0.5%. The third component is the increase in operating earnings as compared to the average of operating earnings for the prior three years, multiplied by 5%.

Neither the second nor third component individually may exceed $100,000. Since Mr. Enright’s employment with the Company commenced on February 1, 2015, for purposes of calculating the second and third components, the fiscal 2016 results will be compared to the fiscal 2015 results only. The fiscal 2017 results will be compared to the average of the fiscal 2015 and 2016 results and the fiscal 2018 results, and fiscal year results thereafter, will be compared to the average of the prior three fiscal years. A special rule applies to the contribution of one specified Company contract to the calculation of the annual bonus.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

Exhibit No.	Document
10.15(a)	First Amendment to Employment Agreement with Patrick Enright, Jr. dated March 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2016		ESPEY MFG. & ELECTRONICS CORP.
	By:	/s/ David O’Neil
David O’Neil Treasurer and Principal Financial Officer

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